Exhibit GG.2

Security-Based Swap Data Repository Guidebook

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All Rights Reserved.

Table of Contents
1 KEY TERMS AND DEFINITIONS 2
1.1 ADMINISTRATOR: 2
1.2 AFFILIATE: 2
1.3 API: 2
1.4 APPLICABLE LAW: 2
1.5 APPLICABLE SEC REGULATIONS: 2
1.6 APPROPRIATE DOMESTIC REGULATOR: 2
1.7 APPROPRIATE FOREIGN REGULATOR: 2
1.8 BOARD OF DIRECTORS OR BOARD: 2
1.9 CHIEF COMPLIANCE OFFICER OR CCO: 2
1.10 CLEARING AGENCY OR CA: 2
1.11 CONFIDENTIAL INFORMATION: 3
1.12 CONTROL (INCLUDING THE TERMS "CONTROLLED BY" AND "UNDER COMMON CONTROL WITH"): 3
1.13 COUNTERPARTY: 3
1.14 COUNTERPARTY ID: 3
1.15 DIRECT ELECTRONIC ACCESS: 3
1.16 DIRECTOR: 3
1.17 EXCHANGE ACT: 3
1.18 EXECUTION AGENT: 3
1.19 FORM SDR: 3
1.20 GLEIF: 3
1.21 HISTORICAL SECURITY-BASED SWAP: 4
1.22 ICE: 4
1.23 ICE SBSDR SERVICE: 4
1.24 ICE TRADE VAULT: 4
1.25 LIFE CYCLE EVENT: 4
1.26 NON-MANDATORY REPORT: 4
1.27 NONPUBLIC PERSONAL INFORMATION: 4
1.28 NON-U.S. PERSON: 4
1.29 PARENT: 4
1.30 PERSONALLY IDENTIFIABLE INFORMATION: 4
1.31 PLATFORM: 5
1.32 POSITION: 5
1.33 PRE-ENACTMENT SECURITY-BASED SWAP: 5
1.34 PRODUCT ID: 5
1.35 PUBLIC DATA: 5
1.36 REGULATOR: 5
1.37 REPORTING SIDE: 5
1.38 SBSDR OR SECURITY-BASED SWAP DATA REPOSITORY: 5
1.39 SBSDR INFORMATION: 5
1.40 SBSEF: 5
1.41 SEC: 5
1.42 SECURITY-BASED SWAP: 6
1.43 SYSTEM: 6
1.44 THIRD PARTY REPORTER: 6
1.45 TRANSACTION ID: 6
1.46 TRANSITIONAL SECURITY-BASED SWAP: 6
1.47 UNIQUE IDENTIFICATION CODE OR UIC: 6
1.48 USER: 6
1.49 U.S. PERSON: 7
1.50 VERIFIED: 7
2 GENERAL PROVISIONS 8
2.1 OVERVIEW OF REGULATORY REQUIREMENTS 8
2.2 SYSTEM AVAILABILITY AND SUPPORT; HOURS OF OPERATION 8
2.3 SERVICE, COMMITMENT AND CONTINUITY 8
2.4 ICE SBSDR SERVICE PRICING 8
2.5 EMERGENCY AUTHORITY 9
2.5.1 Authority 9
2.5.2 Circumstances Requiring Invocation of Emergency Authority 9
2.5.3 Emergency Authority Procedures 9
2.6 CONFLICTS OF INTEREST 10
2.6.1 Definitions 10
2.6.2 Prohibition 10
2.6.3 Disclosure 10
2.6.4 Procedure and Determination 10
3 ACCESS, CONNECTIVITY AND USE OF DATA 11
3.1 FAIR AND OPEN ACCESS POLICY 11
3.1.1 User Access 11
3.1.2 Denial of User Enrollment 11
3.1.3 Regulator Access 11
3.2 DISCIPLINARY RULES 12
3.2.1 Jurisdiction 12
3.2.2 CCO Powers and Duties 12
3.2.3 Board of Directors' Disciplinary Authority 12
3.3 REVOCATION OF ACCESS 13
3.4 REVIEW AND DISPUTE OF REVOCATION OF ACCESS 13
3.5 NOTIFICATION OF THE SEC 14
3.6 IMPLEMENTATION OF A REVOCATION OF ACCESS 14
3.7 CONNECTIVITY 14
3.8 USE OF DATA 15
4 ACCEPTANCE OF DATA AND REPORTING PROCEDURES 16
4.1 ASSET CLASSES 16
4.2 TRADE DATA AND DATA PROCESSING 16
4.2.1 General 16
4.2.2 Reporting Side 16
4.2.3 Non-Reporting Side 16
4.2.4 Other Reporting Entities 17
4.2.5 Required Submissions 17
4.3 SECURITY-BASED SWAP STATUS 21
4.4 LIFE CYCLE EVENT STATUS 22
4.5 NO INVALIDATION OR MODIFICATION OF VALID SECURITY-BASED SWAP DATA 22
4.6 CORRECTION OF ERRORS IN SBSDR INFORMATION 23
4.6.1 Dispute Process for Reported Data 23
4.7 DUTY TO DEVELOP AND MAINTAIN FLAGS 23
4.7.1 Duty of Users to Apply the Flags 25
4.7.2 Duty of ICE Trade Vault to Monitor the Flags 25
4.8 POSITIONS: CALCULATIONS AND REPORTING 25
4.9 TIME-STAMP REQUIREMENTS 27
4.10 MISSING UIC INFORMATION 27
4.10.1 Missing UIC Information of Non-Reporting Sides that Are Not Users 28
5 PUBLIC DISSEMINATION 29
5.1 NO ADVANCE DISCLOSURE 29
5.2 ERRORS AND OMISSIONS 29
5.3 COMPLIANCE WITH PUBLIC DISSEMINATION REQUIREMENTS 29
6 UNIQUE IDENTIFICATION CODES (UICS) 31
6.1 TRANSACTION ID METHODOLOGY 31
6.2 COUNTERPARTY IDS, EXECUTION AGENT IDS AND BROKER IDS 32
6.3 ULTIMATE PARENT/AFFILIATE INFORMATION 32
6.4 BRANCH ID, TRADER ID AND TRADING DESK ID 33
6.5 UNIQUE PRODUCT ID 33
6.5.1 Creating New Product IDs 34
7 DATA RETENTION; BUSINESS CONTINUITY 35
7.1 DATA RETENTION, ACCESS AND RECORDKEEPING 35
7.2 BUSINESS CONTINUITY AND DISASTER RECOVERY 35
8 DATA CONFIDENTIALITY; SENSITIVE INFORMATION AND SECURITY 36

The protocol and standards for access to, and use of, the ICE SBSDR Service consist of, collectively, this Guidebook and all other documents incorporated by reference herein.  Any Applicable Law affecting the (i) duties or obligations of ICE Trade Vault or (ii) the performance of any User shall take precedence over this Guidebook.  In the event of a conflict between Applicable Law and this Guidebook, Applicable Law shall prevail.
This Guidebook shall be made publicly available on ICE Trade Vault's website (www.icetradevault.com) per Exchange Act Rule 907(c) and reviewed and updated as necessary at least once annually, with the date of last update and review reflected, in accordance with Exchange Act Rule 907(d).
Any compliance questions and concerns regarding ICE Trade Vault or the ICE SBSDR Service may be submitted to TradeVaultChiefComplianceOfficer@theice.com.

1 Key Terms and Definitions
1.1 Administrator:
An individual designated by a User or Regulator as its administrator with respect to use of the System and Passwords.
1.2 Affiliate:
A person that, directly or indirectly, Controls, is Controlled by, or is under common Control with any other person.
1.3 API:
Application Programming Interface.
1.4 Applicable Law:
Any and all applicable domestic and foreign governmental laws, rules and regulations (including but not limited to Applicable SEC Regulations), judicial orders or decisions, and interpretations and protocols, as amended from time to time.
1.5 Applicable SEC Regulations:
Rules promulgated by the SEC that are applicable to the ICE SBSDR Service, including, but not limited to, rules pertaining to: Security-Based Swap Data Repository Registration, Duties, and Core Principles (including Exchange Act Rules 13n-1 through 13n-12) and Regulation SBSR - Reporting and Dissemination of Security-Based Swap Information (Exchange Act Rules 900 through 909).
1.6 Appropriate Domestic Regulator:
Each appropriate U.S. prudential Regulator, the Financial Stability Oversight Council; the Commodity Futures Trading Commission; the Department of Justice; and any other person that the SEC determines to be appropriate, as the case may be.
1.7 Appropriate Foreign Regulator:
Any non-U.S. person that the SEC determines to be appropriate, including any foreign financial supervisors (including foreign futures authorities); foreign central banks; and foreign ministries.
1.8 Board of Directors or Board:
The board of directors of ICE Trade Vault.
1.9 Chief Compliance Officer or CCO:
The person designated by the Board and identified on Form SDR to serve as the chief compliance officer of ICE Trade Vault.
1.10 Clearing Agency or CA:
A person that is registered with the SEC as a clearing agency pursuant to Section 17A of the Exchange Act (15 U.S.C. 78q-1) and any rules or regulations thereunder.
1.11 Confidential Information:
Includes, but is not limited to, Nonpublic Personal Information, trade information, Position data, material nonpublic information, trading strategies or portfolio Positions of any person.
1.12 Control (including the terms "controlled by" and "under common control with"):
The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. A person is presumed to control another person if the person:
(i) Is a director, general partner, or officer exercising executive responsibility (or having similar status or functions);
(ii) Directly or indirectly has the right to vote 25 percent or more of a class of voting securities or has the power to sell or direct the sale of 25 percent or more of a class of voting securities; or
(iii) In the case of a partnership, has the right to receive, upon dissolution, or has contributed, 25 percent or more of the capital.
1.13 Counterparty:
A person that is a direct counterparty or indirect counterparty of a Security-based swap.
1.14 Counterparty ID:
The Unique Identification Code ("UIC") assigned to a Counterparty to a Security-based swap.
1.15 Direct Electronic Access:
Access, which shall be in a form and manner acceptable to the SEC, to data stored by ICE Trade Vault in an electronic format and updated at the same time as ICE Trade Vault's data is updated so as to provide the SEC or any of its designees with the ability to query or analyze the data in the same manner that ICE Trade Vault can query or analyze the data.
1.16 Director:
Any member of the Board or Directors.
1.17 Exchange Act:
The U.S. Securities Exchange Act of 1934, as amended from time to time.
1.18 Execution Agent:
Any person other than a broker or trader that facilitates the execution of a Security-based swap on behalf of a direct Counterparty.
1.19 Form SDR:
The application for registration with the SEC as an SBSDR, as such application is amended from time to time.
1.20 GLEIF:
Global Legal Entity Identifier Foundation.
1.21 Historical Security-Based Swap:
Any Pre-Enactment Security-Based Swap or Transitional Security-Based Swap.
1.22 ICE:
Intercontinental Exchange, Inc., a publicly traded company.
1.23 ICE SBSDR Service:
The SBSDR service offered by ICE Trade Vault.
1.24 ICE Trade Vault:
ICE Trade Vault, LLC.
1.25 Life Cycle Event:
With respect to a Security-based swap, any event that would result in a change in the information reported to a registered Security-based swap data repository under Exchange Act Rule 901(c), (d), or (i), including: an assignment or novation of the Security-based swap; a partial or full termination of the Security-based swap; a change in the cash flows originally reported; for a Security-based swap that is not a clearing transaction, any change to the title or date of any master agreement, collateral agreement, margin agreement, or any other agreement incorporated by reference into the Security-based swap contract; or a corporate action affecting a security or securities on which the Security-based swap is based (e.g., a merger, dividend, stock split, or bankruptcy). Notwithstanding the above, a life cycle event shall not include the expiration of the Security-based swap, a previously described and anticipated interest rate adjustment (such as a quarterly interest rate adjustment), or other event that does not result in any change to the terms of the Security-based swap.
1.26 Non-Mandatory Report:
Any information provided to the ICE SBSDR Service by or on behalf of a Counterparty that is not required by Exchange Act Rules 900 through 909.
1.27 Nonpublic Personal Information:
Includes (i) Personally Identifiable Information that is not publicly available information; and (ii) any list, description, or other grouping of market participants (and publicly available information pertaining to them) that is derived using Personally Identifiable Information that is not publicly available information.
1.28 Non-U.S. Person:
A person that is not a U.S. person.
1.29 Parent:
A legal person that controls a Counterparty.
1.30 Personally Identifiable Information:
Any information: (i) that a User provides to ICE Trade Vault to obtain ICE SBSDR Service; (ii) about a User resulting from any transaction involving a service between ICE Trade Vault and the User; or (iii) ICE Trade Vault obtains about a User or a Counterparty on whose behalf the User reports a Security-based swap to ICE Trade Vault, in connection with providing the ICE SBSDR Service to that market participant.
1.31 Platform:
A national securities exchange or an SBSEF that is registered or exempt from registration.
1.32 Position:
The gross and net notional amounts of open Security-based swap transactions aggregated by one or more attributes, including, but not limited to, the (i) underlying instrument, index, or reference entity; (ii) Counterparty; (iii) asset class; (iv) long risk of the underlying instrument, index, or reference entity; and (v) short risk of the underlying instrument, index, or reference entity.
1.33 Pre-Enactment Security-Based Swap:
A Security-based swap executed before July 21, 2010 (the date of enactment of the Dodd-Frank Act (Pub. L. No. 111-203, H.R. 4173)), the terms of which had not expired as of that date.
1.34 Product ID:
The UIC assigned to a group of Security-based swap contracts each having the same material economic terms except those relating to price and size.
1.35 Public Data:
SBSDR Information that ICE Trade Vault disseminates publicly pursuant to Applicable SEC Regulations.
1.36 Regulator:
An Appropriate Domestic Regulator or an Appropriate Foreign Regulator, acting within the scope of its jurisdiction.
1.37 Reporting Side:
The party to a Security-based swap identified in Exchange Act Rule 901(a)(2) as required to report the information specified in the Applicable SEC Regulations to a registered SBSDR, which includes a direct Counterparty to the Security-based swap and any guarantor of the direct Counterparty's obligations and, with respect to clearing transactions, the Clearing Agency.
1.38 SBSDR or Security-Based Swap Data Repository:
A person that is registered with the SEC as a security-based swap data repository pursuant to section 13(n) of the Exchange Act (15 U.S.C. 78m(n)) and any rules or regulations thereunder.
1.39 SBSDR Information:
Any information that ICE Trade Vault receives from Users or maintains on their behalf as part of the ICE SBSDR Service.
1.40 SBSEF:
A Security-based swap execution facility.
1.41 SEC:
The U.S. Securities and Exchange Commission.
1.42 Security-based swap:
A Security-based swap as defined from time to time by the SEC and the Commodity Futures Trading Commission.
1.43 System:
The ICE Trade Vault system as it may exist from time to time and any hardware, software, systems and/or communications links furnished by ICE Trade Vault to Users from time to time.
1.44 Third Party Reporter:
A person that has been authorized by a Counterparty or a Platform to report SBSDR Information to ICE Trade Vault on behalf of such Counterparty or Platform.
1.45 Transaction ID:
The UIC assigned to a specific Security-based swap transaction and used to identify that particular Security-based swap transaction throughout its existence.
1.46 Transitional Security-Based Swap:
A Security-based swap executed on or after July 21, 2010, and before the first date on which trade-by-trade reporting of Security-based swaps in that asset class to a registered Security-based swap data repository is required pursuant to Exchange Act Rules 242.900 through 242.909.
1.47 Unique Identification Code or UIC:
A unique identification code assigned to a person, unit of a person, product, or transaction.
1.48 User:
An entity that has validly enrolled to use the ICE SBSDR Service.  A User may be:
(1) A Counterparty to a Security-based swap that reports trade information related to a Security-based swap to ICE Trade Vault to satisfy an obligation under Exchange Act Rule 901(a) and that meets the criteria of Exchange Act Rule 908(b);
(2) A Platform that reports trade information related to a Security-based swap to ICE Trade Vault to satisfy an obligation under Exchange Act Rule 901(a);
(3) A Clearing Agency that reports trade information related to a Security-based swap to ICE Trade Vault, whether or not it has accepted a Security-based swap for clearing pursuant to Exchange Act Rule 901(e)(1)(ii);
(4) An Execution Agent that reports trade information to a Security-based swap to ICE Trade Vault to satisfy an obligation under Exchange Act Rule 901(a) on behalf of one or more Counterparties, including externally managed investment vehicles;
(5) A registered broker-dealer (including a registered Security-based swap execution facility) that reports trade information related a Security-based swap to ICE Trade Vault to satisfy an obligation under Exchange Act Rule 901(a); or
(6) A Third Party Reporter that reports trade information on behalf of a Reporting Side, a non-Reporting Side, or a Platform.
1.49 U.S. Person:
Has the same meaning as in Exchange Act Rule 3a71-3(a)(4).
1.50 Verified:
ICE Trade Vault considers the trade information it receives in respect of a Security-based swap to be "Verified" if (i) the Security-based swap has been: submitted by a Clearing Agency User, submitted by a Platform User, or submitted by an electronic confirmation service or affirmation platform User, (ii) the Security-based swap is an inter-affiliate swap or (iii) the non-Reporting Side User has submitted a verification message with respect to the Security-based swap.

2 General Provisions
2.1 Overview of Regulatory Requirements
Section 13(m)(1)(G) of the Exchange Act requires that each Security-based swap (whether cleared or uncleared) be reported to a registered SBSDR.  The fundamental purpose of an SBSDR is to provide transparency to the Security-based swaps market and publicly disseminate trade information. An SBSDR is required to register with the SEC, comply with all core principles applicable to an SBSDR under Applicable SEC Regulations and Applicable Law, meet compliance requirements by reporting primary SBSDR Information and secondary SBSDR Information of a Security-based swap transaction and reporting and recording Life Cycle Events related to that transaction, manage data reporting obligations, and maintain policies and procedures to ensure data security. An SBSDR also interacts directly with a range of market participants and is required to engage in the following core duties: (i) acceptance and confirmation of data; (ii) recordkeeping; (iii) public reporting; (iv) maintaining data privacy and integrity; and (v) permitting access to Regulators.  In accordance with Exchange Act Rule 13n-8, ICE Trade Vault will report to the SEC information that the SEC determines to be appropriate to perform its duties.  ICE Trade Vault, will upon request, provide to the SEC information or reports of the timeliness, accuracy, and completeness of data reported pursuant to Exchange Act Rule 900 through Rule 909.
2.2 System Availability and Support; Hours of Operation
In accordance with Exchange Act Rule 904(a)-(e), the ICE SBSDR Service shall continuously receive and disseminate SBSDR Information seven days per week, twenty-four hours per day. ICE Trade Vault reserves the right to take the services offline between the hours of 9:00 PM ET and 11:59 PM ET on any weekday and from 9:00 PM ET on Friday through 7:00 PM ET on Sunday. ICE Trade Vault will, to the extent reasonably possible under the circumstances, provide Users with advanced notice of any unavailability (for example, for scheduled maintenance), in accordance with Exchange Act Rule 904. All data submitted during System down time is stored and shall be processed and disseminated in accordance with Exchange Act Rule 902(a) once availability of the System and the ICE SBSDR Service has resumed. If, due to the nature of the downtime, the System was unable to receive and queue messages, ICE Trade Vault will immediately upon re-opening send a message to all Users that it has resumed normal operations. Any User that had an obligation to report trade information to the ICE Trade Vault but could not do so during the downtime must promptly report the trade information to ICE Trade Vault.
The ICE Trade Vault help desk is available to receive customer calls in the United States from 8:00 AM ET to 6:00 PM ET, on all local business days, and in the United Kingdom from 8:00 AM GMT to 6:00 PM GMT, on all local business days. To reach the help desk, contact: TradeVaultSupport@theice.com or 1.770.738.2102.
2.3 Service, Commitment and Continuity
If ICE Trade Vault intends to cease operation of the ICE SBSDR Service for any reason, it shall notify all Users using the ICE SBSDR Service at least three months in advance or, if ICE Trade Vault intends to cease operations in fewer than three months, as soon as practicable.  In such event, in accordance with Applicable SEC Regulations, ICE Trade Vault will continue to preserve, maintain, and make accessible the trade information and historical Positions in the manner, and for the duration, required by Applicable Law.
2.4 ICE SBSDR Service Pricing
In accordance with Exchange Act Rule 13n-4(c), any dues, fees or other charges imposed by, and any discounts or rebates offered by, ICE Trade Vault in connection with the ICE SBSDR Service shall be fair and reasonable and not unreasonably discriminatory. ICE Trade Vault dues, fees, other charges, discounts, or rebates shall be applied consistently across all similarly situated Users. Please refer to "Exhibit M.2 - ICE Trade Vault SBSDR Pricing Schedule", available on the ICE Trade Vault website (www.icetradevault.com), for further details.
2.5  Emergency Authority
2.5.1 Authority
ICE Trade Vault is authorized to determine, in its sole discretion, whether an emergency exists with respect to, or otherwise threatens, the System or the ICE SBSDR Service (an "Emergency") and whether emergency action is warranted to mitigate such circumstances. ICE Trade Vault may also exercise emergency authority if ordered to do so by the SEC or another regulatory agency of competent jurisdiction.
2.5.2 Circumstances Requiring Invocation of Emergency Authority
Circumstances requiring the invocation of emergency authority include: (i) any occurrence or circumstance that ICE Trade Vault determines to constitute an Emergency; (ii) any "Physical Emergency" (such as a fire or other casualty, bomb threats, terrorist acts, substantial inclement weather, power failures, communications breakdowns, computer system breakdowns, or transportation breakdowns); (iii) any occurrence or circumstance that threatens or may threaten the proper functionality of the System or the ICE SBSDR Service; (iv) any occurrence or circumstance that may materially affect the performance of the System or the ICE SBSDR Service; (v) any action taken by any governmental body or any Regulator that may have a direct impact on the System or the ICE SBSDR Service; and (vi) any other circumstance that may impact ICE Trade Vault, the System or the ICE SBSDR Service in a materially adverse manner.
2.5.3 Emergency Authority Procedures
If the President of ICE Trade Vault, or any individual designated by the President or the Board of Directors, determines that an Emergency is likely to arise or has arisen, the President or such designee, as the case may be, may, consistent with conflict of interest policies detailed herein, declare an Emergency with respect to the System, the ICE SBSDR Service or the facilities of ICE Trade Vault and take or place into immediate effect a temporary emergency action or protocol.  Any such action or protocol may remain in effect for up to 30 business days, after which time, and for each 30-business day period thereafter, it must be reissued by the Board of Directors to remain in effect.  The CCO will be consulted in the event any emergency action or protocol may raise potential conflicts of interest. Any such action or protocol may provide for, or may authorize ICE Trade Vault, the Board of Directors or any committee thereof to undertake, actions deemed necessary or appropriate by the President or its designee to respond to the Emergency, including, but not limited to, the following:
- modifying or suspending any relevant provision of the Guidebook;
- changing the operating hours of the ICE SBSDR Service;
- temporarily limiting or denying access to the System or the ICE SBSDR Service; or
- requiring re-submission of any data lost or otherwise affected due to such Emergency.
Any such action placed into effect in accordance with the preceding paragraph may be reviewed by the Board of Directors at any time and may be revoked, suspended or modified by the Board of Directors.
If, in the judgment of the President of ICE Trade Vault, or any individual designated by the President and approved by the Board of Directors, the physical functions of the System are, or are threatened to be, materially adversely affected by a Physical Emergency, such person may take any action that he or she may deem necessary or appropriate to respond to such Physical Emergency, including preventing access to the System or suspending the ICE SBSDR Service.
In the event that any action has been taken pursuant to this Section 2.5, any person who is authorized to take such action may order the removal of any restriction ultimately imposed upon a determination by such person that the Emergency that gave rise to such restriction has sufficiently abated to permit the System and the ICE SBSDR Service to operate in an orderly manner; provided that any order pursuant to this paragraph will be subject to review, modification or reversal by the Board of Directors.
ICE Trade Vault will notify the SEC as soon as practicable of any action taken, or proposed to be taken (time permitting), pursuant to this Section 2.5.3. The decision-making process with respect to, and the reasons for, any such action will be recorded in writing. ICE Trade Vault will also notify Users via email as soon as practicable of any action taken (time permitting), or proposed to be taken, pursuant to this Section 2.5.3.
2.6 Conflicts of Interest
2.6.1 Definitions
For purposes of this Section 2.6, the following definitions shall apply in addition to the key terms and definitions in Section 1:
The term "Family Relationship" shall mean the person's spouse, former spouse, parent, stepparent, child, stepchild, sibling, stepbrother, stepsister, grandparent, grandchild, uncle, aunt, nephew, niece or in-law.
The term "Named Party in Interest" shall mean a person or entity that is identified by name as a subject of any matter being considered by the Board of Directors or a committee thereof.
2.6.2 Prohibition
No member of the Board of Directors or of any committee thereof that has authority to take action for, and in the name of, ICE Trade Vault shall knowingly participate in such body's deliberations or voting in any matter involving a Named Party in Interest where such member (i) is a Named Party in Interest; (ii) is an employer, employee, or guarantor of a Named Party in Interest or an Affiliate thereof; (iii) has a Family Relationship with a Named Party in Interest; or (iv) has any other significant; ongoing business relationship with a Named Party in Interest or an Affiliate thereof.
2.6.3 Disclosure
Prior to consideration of any matter involving a Named Party in Interest, each member of the deliberating body shall disclose to the CCO, or his designee, the existence of any of the relationships listed in Section 2.6.2 with respect to such member with a Named Party in Interest.
2.6.4 Procedure and Determination
The CCO shall determine whether any member of the deliberating body is subject to a prohibition under Section 2.6.2. Such determination shall be based upon a review of the following information: (i) information provided by the member pursuant to Section 2.6.3, and (ii) any other source of information that is maintained by or reasonably available to ICE Trade Vault or the CCO.
3 Access, Connectivity and Use of Data
3.1 Fair and Open Access Policy
Consistent with Applicable Law, ICE Trade Vault provides access to the ICE SBSDR Service and to the data maintained by the ICE SBSDR Service on a fair, open and not unreasonably discriminatory basis.  Access to, and usage of, the ICE SBSDR Service is available to all market participants that engage in Security-based swap transactions and to all market venues from which data can be submitted to the ICE SBSDR Service. Except for ancillary services that ICE Trade Vault is required to provide under SEC rules, access to, and use of, the ICE SBSDR Service does not require the use of any ancillary service offered by ICE Trade Vault.
Users shall only have access to (i) data they reported, (ii) data that pertains to a Security-based swap to which they are a Counterparty; (iii) data that pertains to a Security-based swap for which the User is an Execution Agent, Platform, registered broker-dealer or a Third Party Reporter; and (iv) data that ICE Trade Vault is required to disseminate publicly (i.e., Public Data).
3.1.1 User Access
Access to the ICE SBSDR Service is provided to parties that have a duly executed User Agreement in effect with ICE Trade Vault.
When enrolling with ICE Trade Vault, Users must designate an Administrator with respect to User's use of the System.  The Administrator will create, permission and maintain all user names and passwords for the User. Please refer to "Exhibit U.2 - ICE Trade Vault Security-Based SDR User Agreement" for further details.
3.1.2 Denial of User Enrollment
ICE Trade Vault may decline the request of an applicant to become a User of the ICE SBSDR Service if such denial is required in order to comply with Applicable Law (e.g., to comply with sanctions administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC")). ICE Trade Vault shall notify the SEC of any such denial.
If an applicant is denied by ICE Trade Vault for any other reason, the denial shall be treated as an "Access Determination" (as defined below), and the applicant will be entitled to notice and an opportunity to contest such determination in accordance with Section 3.4 of this Guidebook. If the denial of an application is reversed, the applicant will be granted access to the ICE SBSDR Service promptly following completion of onboarding requirements.
3.1.3 Regulator Access
Any Regulator requiring or requesting access to the ICE SBSDR Service should contact the Chief Compliance Officer (via email: TradeVaultChiefComplianceOfficer@theice.com) to request access and the necessary documentation and certify that it is acting within the scope of its jurisdiction and a Memorandum of Understanding between such Regulator and the SEC that is in full force and effect (an "MoU"). ICE Trade Vault shall promptly notify the SEC regarding any initial request received from a Regulator for access to the Security-based swap data maintained by ICE Trade Vault in accordance with Exchange Act Rule 13n-4.
Following notification to the SEC of any initial request for data access from a Regulator and due execution of necessary documentation, ICE Trade Vault shall provide such Regulator access to requested Security-based swap data to the extent the request is consistent with, and compliant with confidentiality conditions imposed by, Applicable Law and any relevant MoU.
Each Regulator's designated Administrator will manage the Regulator's access to the ICE SBSDR Service. Such access may include, where permitted by Applicable Law and any relevant MoU, proper tools for the monitoring, screening and analyzing of Security-based swap trade information, including, but not limited to, services that provide automated transfer of data to Regulators.  The ICE SBSDR Service shall provide Regulators the ability to view data sets consistent with Applicable Law and any relevant MoU.
In accordance with Exchange Act Rules 907(e) and 13n-8, ICE Trade Vault will provide reports evidencing the timeliness, accuracy, and completeness of data when requested by the SEC.
3.2 Violations of Guidebook/Applicable Law
3.2.1 Jurisdiction
ICE Trade Vault shall have the authority to conduct inquiries into, and impose access restrictions in response to, any violation of this Guidebook and/or Applicable Law ("Violations") committed by Users as provided in this Section 3.2.  In addition ICE Trade Vault reserves the right to notify the SEC of any Violations.
3.2.2 CCO Powers and Duties
The CCO is responsible for enforcing this Section 3.2 and shall have the authority to inspect the books and records of all Users that are reasonably relevant to any inquiry carried out pursuant to this Section 3.2. The CCO shall also have the authority to require any User to appear before him or her to answer questions regarding possible Violations. The CCO may also delegate such authority to ICE Trade Vault employees, including officers, and such other individuals (who possess the requisite independence from ICE Trade Vault and the relevant User) as ICE Trade Vault may hire on a contractual basis.
The CCO shall conduct inquiries of possible Violations, prepare written reports with respect to such inquiries, furnish such reports to the Board of Directors and conduct the examinations with respect to such Violations.
If, in any case, the CCO (or another ICE Trade Vault employee designated for this purpose by ICE Trade Vault) concludes that a Violation may have occurred, he or she may:
- issue a warning letter to the User informing it that there may have been a Violation and that such continued activity may result in access restrictions and notice to the SEC; and/or
- negotiate a written settlement agreement with the User, whereby the User, with or without admitting responsibility, may agree to (i) comply with a cease and desist order; and/or (ii) a limitation of access to the ICE SBSDR Services and the System.
Any settlement recommended by the CCO shall be subject to the approval of the Board of Directors and shall become final and effective pursuant to Rule 3.2.3.
3.2.3 Board of Directors' Disciplinary Authority
The Board of Directors shall have the power to direct that an inquiry of any possible Violation be conducted by the CCO and shall hear any matter referred to it by the CCO regarding a possible Violation.
In any case where the Board of Directors concludes that a Violation has occurred, the Board of Directors may: (i) refer or return the matter to the CCO with instructions for further investigation; (ii) approve a settlement agreement negotiated pursuant to Section 3.2.2 with such User (which may provide for consequences other than those recommended by the CCO); and/or (iii) take, or instruct the CCO to take, any further action it deems necessary including, but not limited to, issuing:
- a cease and desist order or a written warning;
and/or
- a limitation of access to the ICE SBSDR Services and the System.
3.3 Revocation of Access
ICE Trade Vault may revoke a User's access to the System, the ICE SBSDR Service or SBSDR Information in accordance with this Section 3.3 following a determination that (i) the User has violated any provision of the User Agreement (including by failing to pay any fees when due), this Guidebook, Applicable Law or any ICE Trade Vault policies and procedures related to the ICE SBSDR Service or (ii) such action is necessary or appropriate in light of ICE Trade Vault's regulatory responsibilities or for the protection of the integrity of the System (each, an "Access Determination").  Access Determinations shall be made by the CCO based on the information gathered during the inquiry, if any, conducted in accordance with Section 3.2.2 and reviewed by the President and General Counsel of ICE Trade Vault within 5 business days of such determination prior to implementing any revocation of access. Notwithstanding the foregoing, the CCO's Access Determination may be implemented immediately without prior review by the President or General Counsel ("Immediate Revocation") where the CCO determines such revocation is necessary for the protection of the integrity of the System or to fulfill ICE Trade Vault's regulatory responsibilities.
If (i) an Immediate Revocation occurs or (ii) the President and General Counsel conclude that an Access Determination is appropriate and in compliance with Applicable Law, the CCO shall, within 1 business day, provide notice by email to the User to which the Access Determination applies, including in such notice the specific reasons for the determination.  If the President and General Counsel conclude that limitation or revocation of access pursuant to an Access Determination made by the CCO would constitute unreasonable discrimination, the President and General Counsel shall take such actions as are necessary to maintain or restore access to the System, the ICE SBSDR Service or SBSDR Information, as applicable.
3.4 Review and Dispute of Revocation of Access
Following notice of an Access Determination to a User that does not involve an Immediate Revocation, revocation of such User's access shall occur only after User has been given an opportunity to contest the determination before the Board of Directors within 10 business days of such notice. In the event of an Immediate Revocation, a User shall be entitled to notice and opportunity to contest within 10 business days of such revocation.
* In order to contest an Access Determination, the User must notify ICE Trade Vault within 1 business day of notice of such determination. A meeting to address the determination shall occur as promptly as possible within the timeframes specified in this Section 3.4 and may be held by telephone, in person or via such other means as are acceptable to ICE Trade Vault.  ICE Trade Vault and User will each be responsible for their own expenses in participating in the meeting.

* The User shall be notified of the time, place and date of the meeting not less than 2 business days in advance of such date.

* At the meeting, the User will have an opportunity to present evidence before the Board of Directors. The User is not required to, but may be if it wishes, represented by counsel at User's sole expense except as provided below.

* Within 5 business days after the meeting, a majority of the Board of Directors will either affirm or reverse the Access Determination. The User shall be notified in writing of the Board of Directors' decision.  If the Board of Directors decides to affirm the Access Determination, the notification shall include the grounds for such decision. The decision of the Board of Directors shall become final and effective once notified to the User.
A record shall be kept of any meeting held in accordance with this Section 3.4. The cost of the transcript may be charged in whole or in part to the User in the event that the Access Determination is affirmed.
3.5 Notification of the SEC
If the Board of Directors affirms an Access Determination, ICE Trade Vault shall promptly file notice thereof with the SEC in such form and with such information as the SEC may prescribe. ICE Trade Vault will also notify the SEC of all final Access Determinations by ICE Trade Vault in its annual amendment to its Form SDR.
Any notice to the SEC of an Access Determination shall be subject to review by the SEC on its own motion, or upon application to the SEC by the User whose access has been limited or revoked (the "Suspended User"), within thirty days after notice of the Access Determination has been filed with the SEC and received by the Suspended User. Application to the SEC for review, or the initiation of review by the SEC on its own motion, will not operate as a stay of the Access Determination unless the SEC so orders. If the SEC deems it appropriate, it will establish an expedited procedure to determine whether a stay is warranted.
After considering the merits of an Access Determination, the SEC may determine that the Suspended User has not been discriminated against unfairly and dismiss the proceedings or, determine that the Access Determination imposes a burden on competition which is not justified under Applicable Law and set aside the Access Determination and require ICE Trade Vault to restore access to the Suspended User.  If ICE Trade Vault is required to restore access to the Suspended User, it shall do so within 1 business day of receipt of such order from the SEC.
3.6 Implementation of a Revocation of Access
Upon an Access Determination becoming effective (whether due to an Immediate Revocation or because the User has not requested a meeting within one business day of receipt of its notice of Access Determination or the Board of Directors affirmed an Access Determination), ICE Trade Vault will notify the User (the "Terminated User") of the effective date of revocation of access. The notice provided to the Terminated User will also specify how any pending submissions will be handled. ICE Trade Vault will take all necessary steps to terminate the Terminated User's license to access and use the System in accordance with the Access Determination, including by cancelling such User's ID and password(s).
Upon the termination of a Terminated User's access, ICE Trade Vault will, as soon as possible, notify all other Users of the revocation of access. ICE Trade Vault's notice to other Users will provide, to the extent relevant, information on how pending transaction submissions and other pending matters will be impacted by the Access Determination and what steps are to be taken by all affected parties.
ICE Trade Vault shall not accept any submission from a Terminated User that was effected after the time at which the Access Determination became effective. If a Terminated User has satisfied all outstanding obligations to ICE Trade Vault, ICE Trade Vault will consider allowing a Terminated User to submit data via a Third Party Reporter on a case-by-case basis.
3.7 Connectivity
Users and the SEC may access the System through a web-based front-end that requires systems to (a) satisfy ICE Trade Vault minimum computing system and web browser requirements, (b) support HTTP 1.1 and 128-bit or stronger SSL data encryption, (c) the most recent version of Internet Explorer or Chrome, and (d) support the most recent version of Adobe Flash Player.  Regulators may access the System through services that provide automated transfer of data. The SEC may connect to the ICE SBSDR Service through Direct Electronic Access.
3.8 Use of Data
Access to SBSDR Information by ICE Trade Vault employees and others performing functions on behalf of ICE Trade Vault is strictly limited to those with the direct responsibility for supporting the System, the ICE SBSDR Service, Users and Regulators.  ICE Trade Vault employees and others performing functions on behalf of ICE Trade Vault are prohibited from using SBSDR Information other than in the performance of their job responsibilities.
In accordance with Applicable SEC Regulations, ICE Trade Vault may disclose, for commercial purposes, certain SBSDR Information.  Any such disclosures shall be made solely on an aggregated basis in a manner that ensures that the disclosed SBSDR Information cannot reasonably be attributed to individual transactions or Users.
4 Acceptance of Data and Reporting Procedures
4.1 Asset Classes
The ICE SBSDR Service accepts data in respect of all Security-based swap trades in the credit derivatives asset class and promptly records such data upon receipt.
4.2 Trade Data and Data Processing
4.2.1 General
Users reporting trade information to the ICE SBSDR Service will be required to comply with reporting obligations under Applicable SEC Regulations and any other applicable reporting requirements promulgated from time to time by the SEC.  In order to fulfill its obligations under Exchange Act Rule 13n-5(b)(1), ICE Trade Vault requires all Users to report complete and accurate trade information and to review and resolve all error messages generated by the System with respect to the data they have submitted.
4.2.2 Reporting Side
Exchange Act Rule 901 requires each Security-based swap, other than Security-based swaps executed on Platforms that will be submitted for clearing, to designate a Reporting Side, as determined by the hierarchy specified in Exchange Act Rule 901(a), to report certain information as required under Applicable SEC Regulations. The Reporting Side shall report primary trade information (set forth in Exchange Act Rule 901(c)), secondary trade information (set forth in Exchange Act Rule 901(d)) and Life Cycle Events (set forth in Exchange Act Rule 901(e)), each within the timeframe specified in the Applicable SEC Regulations. Primary trade information, secondary trade information, and Life Cycle Events are described in this Guidebook in further detail.
A Reporting Side (other than a Clearing Agency) that has a duty to report a Security-based swap that has been submitted to a Clearing Agency shall promptly provide that Clearing Agency with the Transaction ID of the submitted Security-based swap and the identity of the SBSDR to which the transaction will be reported.
For Security-based swaps not executed on a Platform and when both Counterparties have the same designation, these Counterparties must come to a mutual determination as to which Counterparty will serve as the Reporting Side.
In accordance with Exchange Act Rule 906(c), each User that is a Security-based swap dealer, Security-based major swap participant, Clearing Agency shall establish, maintain, and enforce written policies and procedures that are reasonably designed to ensure that it complies with any obligations to report information to the ICE SBSDR Service in a manner consistent with Applicable SEC Regulations. Each such User shall review and update its policies and procedures at least once annually in accordance with Exchange Act Rule 906(c).
4.2.3 Non-Reporting Side
Users that are non-Reporting Sides may (but are not obligated to) verify or dispute the accuracy of trade information that has been submitted by a Reporting Side to ICE Trade Vault where the non-Reporting Side is identified as the Counterparty by sending a verification message indicating that it verifies or disputes such trade information.  Users' obligations with respect to missing UIC information are addressed in Section 4.10 below.

If the non-Reporting Side is not a User, the non-Reporting Side should contact ICE Trade Vault (TradeVaultSupport@theice.com) to register for access to the SBSDR Service and its trade information.
4.2.4 Other Reporting Entities
A Platform on which a Security-based swap was executed and submitted for clearing to a Clearing Agency shall report to an SBSDR certain information as required under Applicable SEC Regulations and promptly provide that Clearing Agency with the Transaction ID of the submitted Security-based swap and the identity of the SBSDR to which the transaction will be reported.
In accordance with Exchange Act Rule 906(c), each User that is a Platform, or a registered broker-dealer (including a registered SBSEF) shall establish, maintain, and enforce written policies and procedures that are reasonably designed to ensure that it complies with any obligations to report information to the ICE SBSDR Service in a manner consistent with Applicable SEC Regulations. Each such User shall review and update its policies and procedures at least once annually in accordance with Exchange Act Rule 906(c).
4.2.5 Required Submissions
4.2.5.1 Submission Methods
In accordance with Exchange Act Rules 901(h) and 907(a)(2), Users must submit trade information in the data format required by ICE Trade Vault. The System will accept tab delimited file uploads via web access and API submissions in the Extensible Markup Language ("XML") format. For the avoidance of doubt, only Users may submit trade information to the System.
4.2.5.2 Primary Trade Information
In accordance with Exchange Act Rules 901(c) and 907(a)(1), Users must report all primary trade information, and this information must be submitted to the System consistent with "Exhibit N.5 - ICE Trade Vault - SBSDR Fields and Validations ("Exhibit N.5")", which is publicly available at www.icetradevault.com.
Exhibit N.5 enumerates the required fields and acceptable values for the submission of trade information into the ICE Trade Vault System.  ICE Trade Vault reserves the right to modify the field list, validations, and XML tags as it deems necessary in order to facilitate the accurate reporting of data.  The System will perform validations in accordance with Exhibit N.5 to ensure the trade information submitted adheres to the enumerated fields and values contained in this exhibit.  For the submission of trade information that does not adhere to the standards enumerated in Exhibit N.5, the System will generate a corresponding error message for each invalid submission of trade information.  The submitter is required to properly amend and resubmit non-conforming trade information.  A Security-based swap that fails the validation requirements of the System resulting in an Invalid status will not be viewed as a reported trade.
In accordance with Exchange Act Rule 901(j), all primary and secondary trade information must be submitted within twenty-four hours after execution or submission of trade information to a Clearing Agency, or if twenty-four hours would fall on a day that is not a business day, by the same time on the next business day. Furthermore, ICE Trade Vault shall make systematically available standard data values as denoted in Exhibit N.5 to the SEC and Users.
Primary trade information must be reported in accordance with the requirements of Exhibit N.5 and includes:
(1) The Product ID (or complete set of required underlying fields pursuant to Exhibit N.5); if the Product ID field does not include the following information (e.g., an exotic product), the Reporting Side shall report:
i. Information that identifies the Security-based swap, including the asset class of the Security-based swap and the specific underlying reference asset(s), reference issuer(s), or reference index;
ii. The effective date (the value submitted for this field cannot commence prior to the execution date);
iii. The scheduled termination date (the value submitted for this field cannot commence prior to the effective date);
iv. The terms for standardized fixed or floating rate payments, and the frequency of such payments; and
v. A flag indicating that the Security-based swap is customized and does not provide all of the material information necessary to identify such customized Security-based swap or does not contain the data elements necessary to calculate the price.
(2) The execution date and time should be expressed using the Coordinated Universal Time format;
i. The value submitted for the execution time should use the ISO-8601 Standard.
ii. The value submitted for the execution time cannot be greater than the submission time.
(3) The price that includes the associated currency, and value of any up-front payments;
(4) The notional amount and associated currency;
(5) If the Counterparties to the Security-based swap include a registered Security-based swap dealer, an indication to that effect;
(6) Whether Counterparties intend that the Security-based swap to be submitted for clearing; and
(7) The flags listed in Section 4.7 ("Duty to Apply and Monitor Flags") of this Guidebook.
4.2.5.3 Secondary Trade Information
In accordance with Exchange Act Rules 901(d) and 907(a)(1), Users must report secondary trade information.  As with primary trade information, secondary trade information must be submitted pursuant to Exhibit N.5, and the System will perform validations based on Exhibit N.5 to ensure the secondary trade information submitted adheres to the enumerated fields and values contained in this exhibit.  If submitted secondary trade information does not adhere to the standards enumerated in Exhibit N.5, the System will generate a corresponding error message for each invalid submission of secondary trade information. New data elements will be added via a System release, which will be announced to Users and updated in Exhibit N.5. The Reporting Side is required to properly amend and resubmit non-conforming secondary trade information.  In accordance with Exchange Act Rule 901(j), all primary and secondary trade information must be submitted within twenty-four hours after execution or submission of trade information to a Clearing Agency.
Secondary trade information must be reported in accordance with the requirements of Exhibit N-5 and includes, as applicable and to the extent not previously submitted as primary trade information:
(1) The Counterparty ID or the Execution Agent ID of each Counterparty;
(2) The Branch ID, Broker ID, Execution Agent ID, Trader ID, and Trading Desk ID of the direct Counterparty on the Reporting Side;
(3) The terms of any fixed or floating rate payments, or otherwise customized or non-standard payment streams, including the frequency and contingencies of any such payments;
(4) For a Security-based swap that is not a clearing transaction, the title and date of any master agreement, collateral agreement, margin agreement, or any other agreement incorporated by reference into the Security-based swap contract;
(5) Any additional data elements included in the agreement between the counterparties that are necessary for a person to determine the market value of the transaction;
(6) The name of the Clearing Agency to which the Security-based swap will be submitted for clearing;
(7) The direct Counterparties do not intend to submit the Security-based swap to clearing, whether they have invoked the exception in Section 3C(g) of the Exchange Act;
(8) If the direct Counterparties do not submit the Security-based swap to clearing, a description of the settlement terms, including whether the Security-based swap is cash-settled or physically settled, and the method for determining the settlement value; and
(9) The Platform ID, if applicable.
(10) The Security-based swap arises from the allocation, termination, novation, or assignment of one or more existing Security-based swaps, the Transaction ID of the allocated, terminated, assigned, or novated Security-based swap(s), except in the case of a clearing transaction that results from the netting or compression of other clearing transactions.
(11) To report trade allocations, Users should submit the pre-allocated Security-based swap with the "Allocation Status" field set to "Pre."  Once the Security-based swap is allocated, the pre-allocation Security-based swap should be canceled upon the submission of the new post-allocation Security-based swaps which have the field "Allocation Status" set to "Post." The submission of the new post-allocation Security-based swap will require the submission of the following fields: "Counterparty 1 or 2 Agent" information and the "Previous Transaction ID".
4.2.5.4 Historical Security-Based Swap Reporting
In accordance with Exchange Act Rule 901(i), Users must report all of the information required by Exchange Act Rule 901(c) and 901(d) that is available for the Historical Security-Based Swaps they are reporting and must indicate whether the swap is open at the time of the report.  Users shall submit a value of "Y" for the "Flag for Historical Security-based swap public dissemination exemption" field. Furthermore, as applicable, Users should submit values "Y" or "N" for the "Flag for Historical Security-based swap Life Cycle Event public dissemination" field to update SBSDR Information associated with Historical Security-Based Swaps. The System will accept Historical Security-based swaps via API submissions in the Extensible Markup Language ("XML") format. For the avoidance of doubt, only Users may submit trade information to the System.  Where a field is not applicable for a historical submission, a "Not Applicable" indicator should be submitted.
4.2.5.5  Exotic Security-Based Swap Reporting
ICE Trade Vault supports the reporting of highly customized and bespoke Security-based swaps which are commonly referred to as "exotic swaps".  A Security-based swap will be considered exotic when the information reported pursuant to Exchange Act Rule 901(c)(1)(i)-(iv) does not provide all of the material information necessary to identify the Security-based swap or does not contain the data elements necessary to calculate the price.  Users shall report the terms of any fixed or floating rate payments, or otherwise customized or non-standard payment streams, including the frequency and contingencies of any such payments with respect to exotic Security-based swaps. Users should submit exotics under the exotic product identifier, and, where a field is not applicable for an exotic submission, a "Not Applicable" indicator should be submitted.  To ensure that users of public reports of "exotic swaps" do not get a distorted view of the market, Users shall submit a value of "Y" for the flag indicating that the Security-based swap is customized and does not provide all of the material information necessary to identify such customized Security-based swap or does not contain the data elements necessary to calculate the price.
4.2.5.6 Package Security-based Swap Reporting
ICE Trade Vault supports the reporting of package Security-based swaps.  For Security-based swaps that were executed as ad-hoc spread or package transactions, Users should submit trade information in accordance with the appropriate product identifiers with a Transaction ID per leg of the package transaction with each indicating it is part of a package trade with a Package ID included on each to link the Security-based swaps.  To ensure that users of public reports of "package swaps" do not get a distorted view of the market, Users shall submit a value of "Y" for the flag indicating that the Security-based swap is part of a package.
4.2.5.7 Verification of Trade Data
Users must verify that all trade information that they submit to the ICE SBSDR Service is complete and accurate. If any trade information is found to be incorrect or incomplete, Users reporting on behalf of Reporting Sides must correct and resubmit such information to the System. Users reporting on behalf of non-Reporting Sides may upload a verification message to indicate the trade has been verified.
Clearing Agencies will access the ICE SBSDR Service to report Security-based swaps that have been accepted for clearing. For this reporting process, Counterparties will submit an over-the-counter Security-based swap ("alpha" Security-based swap) to a Clearing Agency to effectuate clearing.  Once the alpha Security-based swap has been accepted for clearing, this Security-based swap is novated into two new Security-based swaps ("beta" and "gamma" Security-based swaps) in which the Clearing Agency assumes its central Counterparty role.  The Clearing Agency will report both the beta and gamma Security-based swaps to a SBSDR to discharge its reporting obligation. As part of the clearing process, the resulting beta and gamma Security-based swaps are confirmed and verified by the Clearing Agencies.  The Clearing Agency must submit the Cleared Novation Termination or Rejection message for the alpha Security-based swap to the SBSDR where the alpha was reported.  The Cleared Novation message to terminate an alpha must be submitted by a Clearing Agency User and include the alpha Transaction ID, alpha SBSDR, alpha's buyer and seller IDs, beta and gamma Transaction IDs, action type, Life Cycle Event, and clearing acceptance timestamps. Upon receiving a cleared novation termination message, ICE Trade Vault will validate that it currently has the related alpha trade to be terminated; if it does not have the alpha trade, the Cleared Novation message will fail. If the Cleared Novation message fails on the first attempt to report, the Clearing Agency should attempt to report it again at the end of the following business day. If the Cleared Novation message still fails, the Clearing Agency should contact the counterparties to confirm the accuracy of the alpha trade's Transaction ID and the SBSDR to which it was to be reported.
Platform Users will access the ICE SBSDR Service to report the relevant data with respect to Security-based swaps that were executed on or subject to the rules of their markets. As part of the execution process, the Security-based swaps are confirmed and verified by Platforms.
4.2.5.8 Validation of Trade Data
Upon the receipt of a trade information for a Security-based swap, the System will perform validations on such information which includes validation that:
a. The submission file is in a valid format for receipt and processing;
b. All fields meet the required field format (e.g., number, date, date timestamp, free form text, or standard data value);
c. All Required and Conditionally Required fields are contained in the submission;
d. All fields meet the validation requirements; and
e. All Standard Data Value fields are provided with an acceptable value.
If the trade information fails any of the above validations, the System will generate an error message and give such information an "Invalid" status. Trade information that receives an Invalid status is not considered to have been reported in accordance with the SBSDR reporting obligations.  Please reference Exhibit N.5 for a further description of the validation criteria.
4.2.5.9 Non-Mandatory Reports
In accordance with 907(a)(4), ICE Trade Vault has chosen not to accept Non-Mandatory Reports.
4.2.5.10 Life Cycle Events
In accordance with Exchange Act Rule 901(e) and 901(j), Users must report Life Cycle Events for previously submitted trade information to the System within 24 hours of the occurrence of a Life Cycle Event, or if 24 hours falls on a day that is not a business day, by the same time on the next business day.  Users shall include the "Previous Transaction ID" for the original trade in association with Life Cycle Events. Users will submit the full updated or new trade terms which resulted from the Life Cycle Event and include the "Life Cycle Event Status" to indicate the event which occurred. The System will accept Life Cycle Events via API submissions in the Extensible Markup Language ("XML") format. For the avoidance of doubt, only Users may submit trade information to the System.
4.2.5.11 End-User Exception Data
In accordance with Exchange Act Rule 901(d)(7), if Counterparties do not intend to submit a mandatorily clearable Security-based swap to a Clearing Agency, the User reporting the trade shall submit the trade information to the System with the appropriate information detailed in Exhibit N.5 and in accordance with Exchange Act Rule 3C(g).  To effectively monitor trades where the end-user exception applies, the ICE SBSDR Service provides Regulators and Users monitoring tools that denote where this exception has been invoked.
4.3 Security-Based Swap Status
Security-based swap status identifies the current reported state of a trade submitted to the ICE SBSDR Service:
- VERIFIED:  Reported trade details are considered verified when:
o the Security-based swap trade details have been submitted by a Clearing Agency User, submitted by a Platform User, or submitted by an electronic confirmation service or affirmation platform User;
o the Security-based swap is an inter-affiliate swap; or
o the non-Reporting Side User has submitted a verification message with respect to the Security-based swap.
- UNVERIFIED:  A Security-based swap that is not "Verified."
- CANCELLED:  A Security-based swap that has been rescinded, compressed, early terminated or busted or that has been terminated by a Life Cycle Event.
- ERROR:  A Security-based swap that was erroneously reported to the ICE SBSDR Service and deemed to be submitted to System in error by the User.
- DISPUTED: A Security-based swap in respect of which the non-Reporting Side has submitted a dispute message.
- REJECTED: A Security-based swap that has been rejected by a Clearing Agency or prime broker.
- INVALID:  A Security-based swap that failed the validation requirements of the System.
4.4 Life Cycle Event Status
Life Cycle Events shall be reported via XML API, the message shall contain all relevant trade terms plus the applicable Life Cycle Event. The Life Cycle Event status identifies an action taken with respect to a trade submitted to the ICE SBSDR Service:
- EARLY TERMINATE: The Security-based swap has been terminated prior to its original termination date.
- MODIFY TRADE: The Security-based swap has been modified to reflect a change in terms, including, but not limited to, a change in cash flows, a change in title or date of the master agreement, or a corporate action that affects the economic terms of the Security-based swap.
- NOVATED: The rights, liabilities, duties and obligations of the stepping-out party have been transferred to the stepping-in party.
- CLEARED NOVATION: An "alpha" or original Security-based swap has been terminated by acceptance to clearing.
- ASSIGNMENT:  All parties to a Security-based swap have confirmed that the interest or benefit of the stepping-out party has been transferred to the stepping-in party, but not the obligations.
- OPTION EXERCISE:  A new trade has resulted from the exercise of all or part of the Security-based swaption into a swap has occurred.
4.5 No Invalidation or Modification of Valid Security-Based Swap Data
In accordance with Exchange Act Rule 13n-5(b)(5), ICE Trade Vault maintains internal policies and procedures in place to ensure the recording process and operation of the ICE SBSDR Service does not invalidate or modify the terms of trade information. Furthermore, these controls are regularly audited to ensure the prevention of unauthorized and unsolicited changes to SBSDR Information maintained in the System through protections related to the processing of Security-based swaps.
4.6 Correction of Errors in SBSDR Information
In accordance with Exchange Act Rule 905(a), Users are responsible for the timely resolution of errors contained in trade information that they submit to ICE Trade Vault. ICE Trade Vault provides Users electronic methods to extract SBSDR Information for reconciliation purposes. If the Reporting Side discovers an error contained in the trade information that it previously submitted to the System, or receives notification from a Counterparty of an error, the Reporting Side shall promptly submit to the System amended trade information that remediates such error. If the non-Reporting Side discovers an error contained in the trade information submitted to the System on its behalf, that Counterparty shall promptly notify the Reporting Side of such error.
Both Platforms and Clearing Agencies are similarly required to promptly notify ICE Trade Vault of any trade information submitted in error to the System.  In accordance with Exchange Act Rule 905(b), the SBSDR, upon discovery of an error or receipt of notice of an error, will verify the accuracy of the terms of the Security-based swap and, following such verification, promptly correct the erroneous information regarding such Security-based swap contained in its system. ICE Trade Vault will disseminate a corrected transaction report in instances where the initial report included erroneous primary trade information.
4.6.1 Dispute Process for Reported Data
Disputes involving clearing transactions shall be resolved in accordance with the Clearing Agency's rules and Applicable Law.  For an alpha Security-based swap executed on a Platform and reported by a Platform User, disputes must be resolved in accordance with the Platform's rules and Applicable Law.  For Security-based swaps that are reported by a User that is neither a Platform nor a Clearing Agency, Counterparties shall resolve disputes with respect to SBSDR Information in accordance with the Counterparties' master trading agreement and Applicable Law.
Users are required to promptly notify ICE Trade Vault of trade Information that is disputed.  Users shall utilize the "Dispute" functionality contained in the ICE SBSDR Service to do so.  A User can identify disputed SBSDR Information stored in the System by submitting a dispute message via a delimited file upload and populating a "Y" value in the "Dispute Status" field and the Counterparty ID of the party that initiated the dispute in the "Disputing Party" field. The SBSDR Information associated with the Security-based swap will be deemed "Disputed" until such time that the Counterparty that initiated the dispute process submits a message to the System indicating that the SBSDR Information is no longer in dispute by submitting a dispute message via a delimited file upload and populating a "N" value in the "Dispute Status".  ICE SBSDR Service will provide Regulators with reports identifying the SBSDR Information that is deemed disputed.
4.7 Duty to Develop and Maintain Flags
In accordance with Exchange Act Rule 907(a)(4), ICE Trade Vault has sought to identify characteristics of Security-based swaps and circumstances associated with the execution or reporting of Security-based swaps that could, in ICE Trade Vault's estimation, cause a distorted view of the market if such characteristics or circumstances were not highlighted. It should be recognized, however, that ICE Trade Vault does not perform a market surveillance role with respect to the trading and execution of Security-based swaps and cannot ensure that Users have properly applied flags to indicate that such characteristics or circumstances are present.
ICE Trade Vault has developed and maintains the flags listed below in an effort to enable Users to identify their Security-based swaps as having certain characteristics or being subject to specific circumstances. These flags are denoted with "Y/N" Boolean values unless stated otherwise, and Users must submit a value of "Y" or "N" with respect to each flag, as applicable, or ICE Trade Vault will derive the value "Y" or "N" as applicable. These flags were last reviewed by ICE Trade Vault on [insert date].
FLAG DESCRIPTION
Customized Security-based swap Indicates that the Security-based swap is customized and does not provide all of the material information necessary to identify such customized Security-based swap or does not contain the data elements necessary to calculate the price.
Late Transaction Report Indicates that the report was submitted more than 24 hours after execution of the Security-based swap and therefor may not reflect the current market at the time of dissemination.
This flag is derived by ICE Trade Vault.
Historical Security-based swap Life Cycle Event public dissemination Indicates that the data reflects a Life Cycle Event on a Historical Security-based swap where the original Historical Security-based swap was not eligible for dissemination.
Error Correction Indicates that the data reflects a correction to previously submitted information on a Security-based swap and that the report does not represent a new transaction, but merely a revision of a previous transaction.
Inter-Affiliate Security-based swap Indicates that the Security-Based swap involves affiliated counterparties.
Prime broker Security-Based Swap Indicates that a Security-based swap is a related leg of a prime brokerage transaction.
Security-based swap resulting from compression/netting Indicates that the Security-based swap relates to an existing transaction and results from a compression or netting exercise.
Security-based swap resulting from a "forced trading session" Indicates that the Security-based swap results from a "forced trading session" undertaken by a Clearing Agency in order to promote accuracy in the end-of-day valuation process.
Security-based swap resulting from the default of a clearing member Indicates the Security-based swap was necessitated by a Clearing Agency's need to have surviving clearing members assume the positions of a defaulting clearing member.
Package Trades  Indicates that the Security-based swap constitutes one or more legs of a multi-legged transaction.
As provided in Exchange Act Rule 902(c) (the "Non-Dissemination Provision"), ICE Trade Vault must not publicly disseminate certain information that is reported under Exchange Act Rule 901.  The relevant flag listed below shall be applied to the transaction report to indicate when information shall be excluded from public dissemination pursuant to the Non-Dissemination Provision. The Reporting Side must submit the correct value for the relevant flag to ensure that the transaction is not subject to public dissemination. ICE Trade Vault will not be liable for a violation of the Non-Dissemination Provision if the Reporting Side for the Security-based swap fails to appropriately flag its report.
NON-DISSEMINATION FLAGS DESCRIPTION
Allocation Status When field equals Post, the Post allocation data with respect to a Security-based swap that has been terminated and replaced with smaller Security-based swaps will not be disseminated.
Cross-border  With respect to a Security-based swap that falls within Rule 908(a)(2), a non-U.S. person that is registered as a Security-based swap dealer or a registered major Security-based swap participant is a Counterparty.
Historical Security-based swap No information on Historical Security-based swaps will be disseminated, with the exception of Life Cycle Events.
Rejected Security-based swap Any information regarding a Security-based swap that has been rejected from clearing or rejected by a prime broker if the original transaction report has not yet already been publicly disseminated, will not be disseminated.
Cleared  Any information regarding a clearing transaction that arises from the acceptance of a Security-based swap for clearing by a Clearing Agency or that results from netting other clearing transactions, will not be disseminated.
4.7.1 Duty of Users to Apply the Flags
In accordance with Exchange Act Rule 901(c), Users must include in their reports any of the flags specified above that pertain to their Security-based swap.  Failure to properly flag a report could result in market observers obtaining a distorted view of the market or in information that is subjection to the Non-Dissemination Provision being disseminated.
4.7.2 Duty of ICE Trade Vault to Monitor the Flags
In accordance with Exchange Act Rule 907(a)(4), ICE Trade Vault will consult with its Users regarding the adequacy of the flags listed above to determine whether additional flags are needed.  In particular ICE Trade Vault will formally request, no less than twice per calendar year, that Users identify characteristics of a Security-based swap, or circumstances associated with the execution or reporting of the Security-based swap, that could cause a person without knowledge of these characteristics or circumstances to receive a distorted view of the market.  If at any time a User or a recognized industry trade association notifies ICE Trade Vault of the existence of such characteristics and circumstances, and ICE Trade Vault concludes, in its fair and reasonable estimation, that a new flag is needed to prevent a person without knowledge of these characteristics or circumstances from receiving a distorted view of the market, ICE Trade Vault will create such new flags and record them in the Guidebook.
4.8 Positions: Calculations and Reporting
The Position break out component of the ICE SBSDR Service will allow ICE Trade Vault to calculate open Positions for persons with open Security-based swaps for which ICE Trade Vault maintains records. Provisions in this Guidebook for Position break outs will be specified by product and comply with Applicable SEC Regulations.
ICE Trade Vault offers services as a registered SBSDR which require the calculation of Positions for Security-based swaps.  As background, Position calculations are performed by market participants, Clearing Agencies and SBSDRs to aggregate and categorize Security-based swap transactions into exposures.  Market convention is to define a taxonomy (see Section 6.5 of this Guidebook) for an asset class to facilitate the Position calculations.  In general terms, a taxonomy defines the underlying transactions types associated with an asset class.  Transactions types are furthered categorized into product definitions; a collection of fields that describe the attributes associated with a particular Security-based swap.  Where possible, the taxonomy further defines acceptable data values and alpha/numerical formats that are acceptable for each field.  The end result is a classification of financial instruments in a format that accurately represents risk exposures to a particular reference index or entity.
For example, a single-name credit default swap ("CDS") transaction specifies a reference entity, coupon, termination date, seniority, restructuring value, notional amount and notional currency.  The buyer pays the seller quarterly payments calculated by multiplying the coupon by the notional amount.  The quarterly payments continue until the CDS transaction reaches the termination date or the reference entity experiences a credit event (e.g., bankruptcy).  If a credit event occurs, the seller is liable to the buyer for the full notional value minus the current market value of reference bond after factoring in the credit event - the recovery rate.  The basic cash flows and risk transfer are outlined in the following diagram.

A Position consists of one or multiple single-name CDS transactions that share the same product attributes as defined by the taxonomy.  Single-name CDS transactions on the same UPI are aggregated and netted to calculate an overall Position for a User.  Positions are measured by notional value for the credit asset class.  Net buyers are indicated by a positive notional value and net sellers by a negative notional value.  Two Positions (buyer and seller) are created for a single-name CDS transaction that is bilateral or uncleared.  In the instance a single-name CDS transaction is cleared, two Positions are created to accurately represent the transaction: 1) buyer to seller, and 2) seller to buyer.  For example, Dealer B enters into a bilateral single-name CDS contract against Client S on reference entity Corp. XYZ for a notional amount of $10 million.  The two Positions are created to reflect this transaction and demonstrated in Table A (Alpha Security-based Swap Positions):
 Table A (Alpha Security-based Swap Positions)
Trade  Position   Working Company  Counterparty  Product/ Reference Entity  Buy Notional  Sell Notional  Net Notional
Alpha 1  Dealer B Client S Corp. XYZ 10 0 10
 2  Client S Dealer B Corp. XYZ 0 -10 -10
If the counterparties to the previous example agree to clear this transaction, the alpha Security-based swap is terminated and corresponding beta and gamma Security-based swaps are created to allow the Clearing Agency to assume its central Counterparty role.  In most instances, one of the counterparties is not a member of the Clearing Agency and must use the services of a clearing broker and the other Counterparty is a Clearing Agency member.  Two additional Positions are created between the Clearing Agency and the client for agency clearing model and the Clearing Agency to clearing broker and clearing broker to client for principal clearing model to properly reflect this clearing arrangement as demonstrated in Table B (Beta and Gamma Security-based Swap Positions) - Dealer B is a clearing member of the Clearing Agency while Dealer S requires the services of a clearing broker.  The net Positions for Dealer B and Dealer S remain unchanged from the original alpha Security-based swap; however, additional cleared Positions are created to represent the clearing relationships.
Table B (Beta and Gamma Security-based Swap Positions)
Trade  Position  Working Company  Counterparty  Product/ Reference Entity Buy Notional  Sell Notional  Net Notional
Beta 3 Dealer B Clearing Agency Corp. XYZ 10 0 10
 4 Clearing Agency Dealer B Corp. XYZ 0 -10 -10
Gamma 5 Clearing Agency Client S  Corp. XYZ 10 0 10
 6 Dealer S Clearing Broker  Corp. XYZ 0 -10 -10
The Positions can also be demonstrated by removing the Counterparty level of granularity.  Table C (Aggregated Positions) provides a rolled-up view of the Positions or net exposures.
Table C (Aggregated Positions)
Working Company  Product/ Reference Entity Buy Notional  Sell Notional  Net Notional
Dealer B Corp. XYZ 10 0 10
Clearing Agency Corp. XYZ 10 -10 0
Dealer S Corp. XYZ 0 -10 -10
4.9 Time-Stamp Requirements
In accordance with Exchange Act Rule 901(f) ICE SBSDR Service shall, time-stamp in real-time all Security-based swap transaction and pricing data with the date and time, to the nearest second, when such SBSDR Information is submitted to the System.
4.10 Missing UIC Information
In accordance with Exchange Act Rule 906(a), a User reporting on behalf of a Reporting Side is required to report its UIC information to the SBSDR. Such a User may also report the non-Reporting Side's UIC information but is not required to do so.  A User that is a non-Reporting Side must submit to the System any missing UIC information not provided by the Reporting Side in accordance with Exchange Act Rule 906(a).
ICE Trade Vault will identify in its records any Security-based swap reported to it for which ICE Trade Vault does not have required UIC information. In addition, once a day, the ICE SBSDR Service will make available a report on missing UIC information for each User that is either a Counterparty to a Security-based swap that lacks required UIC information for their side of the Security-based swap or is listed as the Execution Agent or Third Party Reporter of such a Counterparty.  It is the duty of each User to login to the System on all business days and verify whether any of its trades have been specified in a missing UIC information report. A User that has trades specified in such a report shall provide the missing information with respect to the relevant side of each Security-based swap referenced in the report to ICE Trade Vault within 24 hours in accordance with Exchange Act Rule 906(a).  Failures to provide missing UIC information in a timely manner may be reported to the SEC.  For the avoidance of doubt, UIC fields with a "Not Applicable" value will not be included in these reports.
4.10.1 Missing UIC Information of Non-Reporting Sides that Are Not Users
If the non-Reporting Side's UIC information is not reported and the non-Reporting Side is an SEC Participant but is not a User of ICE Trade Vault and has not designated a Third Party Reporter or Execution Agent to report on its behalf, ICE Trade Vault will attempt to notify the non-Reporting Side of the missing UIC information using the email address for the non-Reporting Side that was reported by the Reporting Side. Such email notice to the non-Reporting Side will indicate that ICE Trade Vault has received trade information to which the non-Reporting Side is indicated as a party to the trade. The email notice will further indicate the non-Reporting Side's trade information was reported to ICE Trade Vault without the required UIC information and that the non-Reporting Side should contact ICE Trade Vault (TradeVaultSupport@theice.com) to register for access to the SBSDR Service in order to provide any missing UICs.  If the Reporting Side provided the non-Reporting Side's LEI but elected not to provide an email address for the non-Reporting Side, ICE Trade Vault will attempt to so notify the non-Reporting Side using available email contact information contained in the static data maintained by ICE Trade Vault with respect to market participants, to the extent Trade Vault is permitted by Applicable Law to utilize such data (without contravening, for example, local privacy laws or contractual obligations of ICE Trade Vault).
ICE Trade Vault will not verify the validity of any email address and will not confirm whether any of its email notices were duly received or take further action if an email notice is rejected.

5 Public Dissemination
In accordance with Exchange Act Rule 902(a), ICE Trade Vault shall publicly disseminate SBSDR Information, which shall include:
- Dissemination of data transaction report of a Security-based swap, which shall contain all of the primary transaction information;
- Dissemination of Life Cycle Event or adjustment due to Life Cycle Event; and
- Ability for the public, Users and Regulators to download historical data.
In accordance with Exchange Act Rule 907(a)(3), ICE Trade Vault will generate a "Trade Report ID" for each public dissemination report.  For previously reported disseminated reports, the previous "Trade Report ID" will be indicated on such a report. Reports will be available at www.ICETradeVault.com and will be widely accessible as defined under Exchange Act Rule 900(tt).  For more information, please consult ICE Trade Vault's Public Dissemination Guide.
5.1 No Advance Disclosure
In accordance with Exchange Act Rule 902(d), no User shall disclose any trade information required to be submitted to ICE Trade Vault prior to submission of such information by ICE Trade Vault.
5.2 Errors and Omissions
Users are required to promptly verify trade information submitted in respect of their transactions and promptly report any discrepancies in accordance with Section 4.6 of this Guidebook.  Any errors or omissions in trade information that was publicly disseminated shall be corrected or canceled and immediately publicly disseminated; corrections will reference the previously disseminated report or information. The Reporting Side must verify corrected data with the non-Reporting Side.
5.3 Compliance with Public Dissemination Requirements
In accordance with Applicable SEC Regulations and required time delays, the System shall publicly disseminate Security-based swap transaction and pricing data immediately upon receipt.  Public dissemination shall include flags and Life Cycle Events with reference to its previously disseminated transaction.
In accordance with Exchange Act Rule 902(c), ICE Trade Vault will not disseminate the following attributes contained in the SBSDR Information:
(1) The identity of any Counterparty;
(2) With respect to a Security-based swap that is submitted to a Clearing Agency, any information disclosing the business transactions and market positions;
(3) Any information reported pursuant to Section 242.901(i);
(4) Any information that is required to be reported pursuant to SectionSection242.901 and 242.908(a)(1) but is not required to be publicly disseminated pursuant to Section242.908(a)(2);
(5) Any information regarding a clearing transaction that arises from the acceptance of a Security-based swap for clearing by a Clearing Agency or that results from netting other clearing transactions;
(6) Any information regarding the allocation of a Security-based swap; or
(7) Any information regarding a Security-based swap that has been rejected from clearing or rejected by a prime broker if the original transaction report has not yet been publicly disseminated.
In accordance with 903(b), when a transaction is publicly disseminated with a product code, the information necessary to interpret that code shall be made widely available. Users of the public dissemination service will be able to use the ticker ID for a particular trade report to link it to subsequent reports of actions and Life Cycle Events in relation to the subject transaction.

6 Unique Identification Codes (UICs)
In accordance with Exchange Act Rule 903(a) and (b) and Exchange Act Rule 907(a)(5), ICE Trade Vault's methodology for assigning UICs is as follows:
1. Any SEC endorsed standard will be used, or in its absence;
2. Any CPMI-IOSCO endorsed standard will be used, or in its absence;
3. Any industry endorsed standard will be used, or in its absence;
4. ICE Trade Vault will generate an ID or an ID will be provided by Users for the applicable UIC.
In accordance with 903(b), once a UIC is created in the SBSDR, a User may submit trade information with that UIC code. All trade information must be submitted consistent with the codes created in the SBSDR and as reflected in Exhibit N.5 (available at www.icetradevault.com); failure to do so will generate an error message and cause the information to be flagged with an "Invalid" status.
Users reporting on behalf of a Reporting Side must report Reporting Side UIC information as well as the Counterparty ID and Execution Agent ID of the non-Reporting Side and, where applicable, the Clearing Agency ID and Platform ID. Users reporting on behalf of a Platform must report the Counterparty ID or the Execution Agent ID of each Counterparty, as applicable, and the Platform ID.  When there is no applicable UIC code for a field, a "Not Applicable" value must be submitted in order for the field to be considered reported. Users reporting on behalf of a Reporting Side may submit the non-Reporting Side UIC information, but they are not required to do so. Users reporting on behalf of Reporting Sides and Users reporting on behalf of a Platform can submit all UIC information in the standard Trade Vault SECXML submission message. If the Reporting Side User does not supply the non-Reporting Side's UIC information and the non-Reporting Side is an SEC Participant, then the non-Reporting Side or its Execution Agent or Third Party Reporter (if any) must submit this information to ICE Trade Vault. UICs for the non-Reporting side can be provided using a UIC csv upload containing a minimal number of fields including:
a) Submitter ID
b) Submitter ID Source
c) Transaction ID
d) Counterparty 1/Counterparty 2  Branch ID
e) Counterparty 1/Counterparty 2 Broker ID
f) Counterparty 1/Counterparty 2 Desk ID
g) Counterparty 1/Counterparty 2 Trader ID
6.1 Transaction ID Methodology
If a CPMI-IOSCO Transaction ID methodology is in place, it shall be used. Otherwise, in accordance with Exchange Act Rule 901(g), ICE Trade Vault's endorsed Transaction ID methodology is as follows:
(1) If a transaction is executed on a Platform, that Platform shall generate the Transaction ID.
(2) If a transaction is cleared, the Clearing Agency shall generate the Transaction IDs for the resulting cleared Security-based swaps.
(3) If the transaction is executed off-Platform and is not cleared, the parties must mutually agree which side of the trade will be the Transaction ID generator.  When the Transaction ID generator is the Reporting Side, that party can request that ICE Trade Vault generate the Transaction ID on its behalf.
(4) For Historical Security-based swaps that have been reported in another jurisdiction, the Transaction ID assigned in that jurisdiction shall be used for reporting.
(5) For Historical Security-based swaps that have not been reported in another jurisdiction, the above methodology will be used.
(6) A multijurisdictional transaction should never have multiple Transaction IDs.
(7) A Transaction ID shall not be more than 54 characters, all letters should be upper cased.
6.2 Counterparty IDs, Execution Agent IDs and Broker IDs
The SEC has recognized the Global LEI System administered by the Regulatory Oversight Committee ("ROC") as a standards-setting system with respect to the assignment of IDs to different types of entities, and ICE Trade Vault shall accept LEIs as Counterparty IDs.  All Users are required to register for an LEI for themselves.  If a Counterparty does not have an LEI at time of reporting, or is not eligible to obtain an LEI, the User reporting the trade must complete a document describing why the Counterparty is reporting without an LEI a minimum of two business days prior to reporting. Please reference Exhibit U.4, ICE Trade Vault Non-Legal Entity Identifier Counterparty Setup Notification Request. Users are expected to inform ICE Trade Vault of the identity of the Counterparties that intend to trade before executing and reporting such Security-based swaps. For entities with an LEI, ICE Trade Vault will verify the entity name and LEI in GLEIF and then make the entity eligible for submission for Users using an LEI. For entities which submit the ICE Trade Vault Non-Legal Entity Identifier Counterparty Setup Notification, ICE Trade Vault will create an Internal ID. Users may then report Security-based swaps using that ID for such entity.  If an invalid Counterparty ID, Execution Agent ID or Broker ID is entered, the System will send an error message to the Reporting Side indicating such information and the submission will receive an "Invalid" status.
6.3 Ultimate Parent/Affiliate Information
In accordance with Exchange Act Rules 906(b) and 907(a)(6), Users, except for those that are Platforms, Clearing Agencies, externally managed investment vehicles or registered broker-dealers, shall provide information (e.g., Parent IDs and Counterparty IDs) to identify their ultimate Parent(s) and Affiliates. Execution Agent Users and Third Party Reporter Users must execute this form for any parties for which they report who are not Users themselves. Users (including Execution Agents and Third Party Reporters) shall promptly notify ICE Trade Vault of any changes to such information. Please refer to "U.5 - ICE Trade Vault - Ultimate Parent Affiliate Form" for further details.  This information will be submitted via the U.5 form and not on a trade-by-trade basis itself and should be submitted a minimum of 2 business days prior to reporting. If the non-Reporting Side is not a User, and needs to report this form, the non-Reporting Side should contact ICE Trade Vault (TradeVaultSupport@theice.com) to register for access to the SBSDR Service and to submit the Ultimate Parent/Affiliate form.
6.4 Branch ID, Trader ID and Trading Desk ID
Until an internationally recognized standard-setting system emerges for assigning UICs that meets the SEC's criteria, Users must generate their own Branch IDs, Trader IDs or Trading Desk IDs before reporting a Security-based swap. Users will be required to supply these IDs in a format that is acceptable to ICE Trade Vault. These IDs must consist of alphanumeric characters and be less than 54 characters long that have been concatenated with their LEI to ensure uniqueness across Users. All letters will be upper-cased to prevent duplicate reporting.
6.5 Unique Product ID
In accordance with Exchange Act Rule 907(a)(1) and 901(c)(1), the ICE SBSDR Service requires assignment of Product IDs to groups of Security-based swaps with the same material economic terms, other than those relating to price and size, to facilitate more efficient and accurate transaction reporting by allowing reporting of a single Product ID rather than the separate data categories.  The ICE SBSDR Service shall issue Product IDs and maintain reference data representation for Security-based swaps via the System.  This information shall include schema definitions and will be made publicly available on a non-fee basis at www.icetradevault.com.  If the industry creates and adopts a Product ID taxonomy and registry, the ICE SBSDR Service shall comply with published standards at such time.
The ICE SBSDR Service will create Products based on a SEC or CPMI-IOSCO accepted UPI taxonomy or, where not available, its own product taxonomy. Exotic and basket products will be created upon request when there is need to execute a trade that does not conform to the current product structure. Users may submit Product IDs or the underlying taxonomy fields. For the Credit Asset Class (Single-Names), these fields include:
* Classification: References the high-level type of product.
* Reference Entity Name: The published index name or the underlying single obligor name protection is being bought or sold on.
* Reference Entity Ticker: This is a defined term in the 2003 ISDA Credit Derivatives Definitions.
* Seniority: Indicates the level of debt referenced in the CDS contract.  The specific ISIN is not referenced.
* Restructuring: The Restructuring style indicated in the CDS contract defines what kind of debt restructuring triggers a credit event.
* Scheduled Termination Date: The maturity, termination, or end date of the transaction.
* Coupon: The standard coupon.
* Notional Currency: The standard ISO currency code.
* Contract Type: Designates the type of derivative (e.g., Security-based swap, option, swaption).
6.5.1 Creating New Product IDs
Users shall notify the ICE SBSDR Service of any new Security-based swap products they intend to report a minimum of 2 business days prior to executing and reporting Security-based swaps for that product to ICE Trade Vault by submitting the relevant product information to: TradeVaultSupport@theice.com. The request should include the data for the prescribed taxonomy fields. Once the request is received, ICE Trade Vault will review the request and create applicable products. A complete list of available product information will be made available via link on the public dissemination section of the ICE Trade Vault website (www.icetradevault.com).
If a Product ID is not yet established, the trade information submission will fail the validations performed by the System and the Security-based swap will be placed in an "Invalid" status.  If a submission fails based on lack of product information, the User submitting the product information will receive an error message, and the ICE SBSDR Service will evaluate the taxonomy submitted and create a Product ID if applicable. The Reporting Side will subsequently be able to update and re-submit a valid Product ID.

7 Data Retention; Business Continuity
7.1 Data Retention, Access and Recordkeeping
Trade information submitted to ICE Trade Vault is saved in a non-rewriteable, non-erasable format, to a redundant, local database and a remote disaster recovery database in near real-time.   The database of trade information submitted to ICE Trade Vault is backed-up to tape daily with tapes moved offsite weekly.
Counterparties' individual trade information records remain available to Users in accordance with Section 3.1.1 and Regulators at no charge for online access from the date of submission until five years after expiration of the transaction.  During this time period, trade information submitted to ICE Trade Vault will be available to Regulators via Direct Electronic Access.
Nothing in this Section 7.1 shall require a User to pay fees associated with ICE Trade Vault's standard regulatory reporting and access obligations.  However, if a User or its Regulator requests or requires archived trade information from ICE Trade Vault to be delivered other than via the web-based front-end or the API or in a non-standard format, such User may be required, in accordance with the ICE Trade Vault schedule of fees and charges, to reimburse ICE Trade Vault for its reasonable expenses in producing data in response to such request or requirement as such expenses are incurred.   Similarly, ICE Trade Vault may require a User to pay all reasonable expenses associated with producing records relating to its transactions pursuant to a court order or other legal process, as those expenses are incurred by ICE Trade Vault, whether such production is required at the instance of such User or at the instance of another party with authority to compel ICE Trade Vault to produce such records.
ICE Trade Vault may retain copies of communications between officers, employees or agents of ICE Trade Vault, on the one hand, and Users, on the other hand, in such manner and for such periods of time as ICE Trade Vault may deem necessary and appropriate to comply with Applicable SEC Regulations.
Further, in accordance with Exchange Act Rule 13n-7(b), ICE Trade Vault shall maintain, for a period of not less than five years, the first two years in a place that is immediately available to representatives of the SEC, at least one copy of the written policies and procedures, including the code of ethics and conflicts of interest policies adopted in furtherance of compliance with the Exchange Act and Applicable SEC Regulations and correspondence, memoranda, papers, books, notices, accounts, and such other records as ICE Trade Vault may have created or received in the course of conducting the ICE SBSDR Service.
7.2 Business Continuity and Disaster Recovery
ICE Trade Vault has implemented systems and procedures that allow for timely resumption of key business processes and operations following unplanned interruptions, unavailability of staff, inaccessibility of facilities, and disruption or disastrous loss to one or more of ICE Trade Vault's facilities or services.  All production system hardware and software is replicated in near real-time at a geographically and vendor-diverse disaster recovery site to avoid any loss of data.
ICE Trade Vault shall notify the SEC as soon as it is reasonably practicable of ICE Trade Vault's invocation of its emergency authority, any material business disruption, or any threat that actually or potentially jeopardizes automated system capacity, integrity, resiliency, availability or security.

8 Data Confidentiality; Sensitive Information and Security
ICE Trade Vault recognizes its responsibility to ensure data confidentiality and dedicates significant resources to information security to prevent the misappropriation or misuse of Confidential Information and any other SBSDR Information not subject to public dissemination (i.e., the information identified in Exchange Act Rule 902(c)). ICE Trade Vault does not, as a condition of accepting Security-based swap data from Users, require the waiver of any privacy rights by such Users.
ICE Trade Vault uses a multi-tiered firewall scheme to provide network segmentation and access control to its services.  Firewalls are deployed in redundant pairs and employ stateful-inspection technology.  ICE Trade Vault application servers are housed in a demilitarized zone behind external firewalls.  A second set of internal firewalls further isolate ICE Trade Vault database systems, an intrusion system provides added security to detect any threats, and network sensors analyze all internet and private line traffic for malicious patterns.
Tactical controls are regularly examined and tested by multiple tiers of internal and external test groups, auditors and independently contracted third-party security testing firms.  The controls impose an accountable and standard set of best practices to protect the confidentiality of Users' trade information, including Confidential Information and other SBSDR Information not subject to public dissemination.  ICE Trade Vault completes an audit for adherence to the data security policies on at least an annual basis. The audit tests the following applicable controls, among others, to ICE Trade Vault systems: (i) logical access controls; (ii) logical access to databases; (iii) physical and environmental controls; (iv) backup procedures; and (v) change management.